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                                                                      EXHIBIT 11




                         NOVAVAX, INC. AND SUBSIDIARIES
                    COMPUTATION OF NET LOSS PER COMMON SHARE
                                  (Unaudited)

                                    Three months ended                       Six months ended
                                         June 30,                                June 30,
                                         --------                                --------
                                  1996               1995                1996                 1995
                                -------            -------              -------             -------
Net loss                      $(1,384,835)        $(1,872,871)        $(2,596,017)         $(3,404,500)
                              ===========         ===========         ===========          ===========
Weighted average shares
 outstanding based on
 average market price           9,992,987           9,937,936           9,967,962            9,937,936
                              ============          =========         ===========          ===========


Net loss per
 common and common
 equivalent share                  $(.14)              $(.19)              $(.26)               $(.34)
                                   =====               =====               =====                =====





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